Exhibit(a)(22)

PETROCHINA COMPANY LIMITED	JILIN CHEMICAL INDUSTRIAL COMPANY LIMITED
JOINT PRESS RELEASE
Dated February 3, 2006

Results in Respect of the H Share Offer of Jilin Chemical Industrial Company Limited
On October 28, 2005, PetroChina Company Limited (“PetroChina”; HKSE stock code: 0857; NYSE: PTR) and Jilin Chemical Industrial Company Limited (“Jilin”; HKSE stock code: 0368; NYSE: JCC) jointly announced that, subject to the satisfaction or waiver of certain pre-conditions, Citigroup Global Markets Asia Limited (“Citigroup”), on behalf of PetroChina, and (in the United States only) PetroChina, would make a voluntary conditional offer (the “H Share Offer”) to acquire all the outstanding overseas listed foreign invested shares of par value RMB1.00 each in Jilin (the “Jilin H Shares”) for HK$2.80 per Jilin H Share, and the Jilin H Shares represented by American Depositary Shares (the “Jilin ADSs”) for HK$280.00 per Jilin ADS, in each case not already owned by PetroChina and parties acting in concert with PetroChina.
As announced on December 31, 2005, the special resolutions to approve the voluntary withdrawal of the listings of the Jilin H Shares and the Jilin ADSs from the Hong Kong Stock Exchange (“HKSE”) and the New York Stock Exchange (“NYSE”), respectively, were duly passed by the Jilin independent H shareholders (being the holders of 964,050,100 Jilin H Shares (which represents the number of the total issued Jilin H Shares less the number of the Jilin H Shares held by PetroChina and the parties acting in concert with PetroChina (including Citigroup), Platinum Securities Company Limited and parties acting in concert with Platinum Securities Company Limited, Cazenove Asia Limited and parties acting in concert with Cazenove Asia Limited)) by way of poll at the special class meeting of holders of Jilin H Shares (the “Jilin H Shareholders”). On January 6, 2006, PetroChina and Jilin jointly announced the satisfaction of the conditions to the H Share Offer and the H Share Offer consequently had become unconditional in all respects. As announced on January 20, 2006, the listing of the Jilin H Shares on the HKSE was withdrawn with effect from 9:30 a.m. (Hong Kong time) on Monday, January 23, 2006.
PetroChina announces that the H Share Offer closed at 4:00 p.m. (Hong Kong time) on Friday, February 3, 2006. As at 4:00 p.m. (Hong Kong time) on Friday, February 3, 2006 and, in the case of the Jilin ADSs, 5:00 p.m. (New York City time) on Thursday, February 2, 2006, being the latest time for acceptances of the H Share Offer to be lodged, valid acceptances under the H Share Offer had been received in respect of 908,113,053 Jilin H Shares (including the Jilin H Shares underlying the Jilin ADSs), representing 94.13% of the nominal value of the Jilin H Shares (including the Jilin H Shares underlying the Jilin ADSs), carrying voting rights then exercisable at a general meeting of Jilin H Shareholders.
Save as set out below, neither PetroChina nor the parties acting in concert with PetroChina held, controlled or directed any shares in Jilin (“Jilin Shares”) or any other rights over Jilin Shares before the commencement of the offer period:

Name	Number of Jilin Shares
PetroChina	2,396,300,000	(1)
Citigroup	727,900	(2)
Mr. Zou Haifeng	3,550	(3)

Total	2,397,031,450
Notes:

(1)	PetroChina is the owner of 2,396,300,000 state-owned legal person shares of Jilin, representing approximately 67.29% of the registered share capital of Jilin.

(2)	The shareholding of Citigroup, a party presumed to be acting in concert with PetroChina, comprises (a) 682,000 Jilin H Shares (representing approximately 0.071% of the total number of Jilin H Shares) held by Citigroup on a proprietary basis and (b) 459 Jilin ADSs (representing 45,900 Jilin H Shares and approximately 0.0048% of the total number of Jilin H Shares) held in three client accounts with Smith Barney, a business division of Citigroup, over which both Smith Barney and the clients had investment discretion.

(3)	Mr. Zou Haifeng held 3,550 outstanding domestic-invested shares of par value RMB1.00 each in Jilin (the “Jilin A Shares”) before the commencement of the offer period, representing 0.001775% of the total number of Jilin A Shares. Mr. Zou Haifeng was a director of PetroChina before the commencement of the offer period, but has ceased to be a director of PetroChina with effect from November 8, 2005.

Save for the Jilin H Shares and the Jilin ADSs tendered for acceptance during the offer period, neither PetroChina nor parties acting in concert with PetroChina acquired or agreed to acquire any Jilin Shares or any other rights over Jilin Shares during the offer period.

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Taking into account the valid acceptances of the H Share Offer as at 4:00 p.m. (Hong Kong time) on Friday, February 3, 2006, PetroChina and the parties acting in concert with PetroChina held, subject to payment by PetroChina for the tendered Jilin H Shares and Jilin ADSs, the Jilin Shares as set out below:

			Approximate percentage of
Name	Number of Jilin Shares		registered share capital of Jilin
PetroChina	3,304,413,053	(1)	92.79%
Citigroup	682,000	(2)	0.0192%
Mr. Zou Haifeng	3,550	(3)	0.0000997%
Total	3,305,098,603		92.81%
Notes:

(1)	PetroChina is the owner of 2,396,300,000 state-owned legal person shares of Jilin, representing approximately 67.29% of the registered share capital of Jilin. PetroChina has also received valid acceptances in respect of 908,113,053 Jilin H Shares (including the Jilin H Shares underlying the Jilin ADSs), representing approximately 94.13% of the nominal value of the Jilin H Shares (including the Jilin H Shares underlying the Jilin ADSs), carrying voting rights then exercisable at a general meeting of Jilin H Shareholders.

(2)	Citigroup holds 682,000 Jilin H Shares (representing approximately 0.071% of the total number of Jilin H Shares) on a proprietary basis. The difference in Citigroup’s shareholding as at October 28, 2005 (being the date of the commencement of the offer period) and as at February 3, 2006 (the “Final Closing Date”) of 45,900 Jilin H Shares representing approximately 0.0048% of the total number of Jilin H Shares is a result of the sale of 459 Jilin ADSs (representing 45,900 Jilin H Shares) held in three client accounts with Smith Barney by Smith Barney’s clients in the exercise of the clients’ discretion to deal in the Jilin ADSs.

(3)	Mr. Zou Haifeng holds 3,550 Jilin A Shares, representing 0.001775% of the total number of Jilin A Shares. Mr. Zou Haifeng was a director of PetroChina before the commencement of the offer period, but has ceased to be a director of PetroChina with effect from November 8, 2005.

Dealings in Jilin H Shares on the HKSE were terminated with effect from 9:30 a.m. (Hong Kong time) on Wednesday, January 18, 2006 and dealings in Jilin ADSs on the NYSE were suspended with effect from 9:30 a.m. (New York City time) on Friday, January 6, 2006.

The listing of the Jilin H Shares on the HKSE was withdrawn with effect from 9:30 a.m. (Hong Kong time) on Monday, January 23, 2006. On Friday, January 6, 2006, the NYSE announced that it would submit an application for the delisting of the Jilin ADSs to the United States Securities and Exchange Commission (the “SEC”). Upon approval of the delisting application by the SEC, the Jilin H Shares and Jilin ADSs will be delisted from the NYSE, with effect from the date announced by the SEC in such approval. Accordingly, upon the effective date of the delisting of the Jilin ADSs, the Jilin H Shares and the Jilin ADSs will no longer be listed on any recognized stock exchange.
Following the Final Closing Date, Jilin will take steps to cease the maintenance of the register of the Jilin H Shares in Hong Kong with effect from February 4, 2006.
Jilin H Shareholders and holders of Jilin ADSs (“Jilin ADS Holders”) should note that, following the removal of the register of the Jilin H Shares in Hong Kong, Jilin H Shareholders and Jilin ADS Holders may be subject to taxes on dispositions of and/or any dividends or distribution paid on his/her/its Jilin H Shares and Jilin ADSs under the laws and regulations of the People’s Republic of China. Jilin H Shareholders and Jilin ADS Holders should seek independent advice of a licensed securities dealer or registered institution in securities, a bank manager, solicitor, professional accountant or other professional adviser in this regard.
As the H Share Offer was not extended and has closed on Friday, February 3, 2006 and the listing of the Jilin H Shares on the HKSE has been withdrawn, upon the delisting of the Jilin ADSs from the NYSE, Jilin H Shareholders and Jilin ADS Holders who have not tendered their acceptance of the H Share Offer will hold Jilin H Shares and Jilin ADSs that will not be listed on any recognized stock exchange.
Following the Final Closing Date, any Jilin H Shareholder who has any queries in relation to any administrative issues concerning his/her/its Jilin H Shares should contact Hong Kong Registrars Limited by telephone at +852 2862 8628 or at 46th Floor, Hopewell Centre, 183 Queen’s Road East, Wanchai, Hong Kong.
Following the Final Closing Date, any Jilin ADS Holder who has any queries in relation to any administrative issues concerning his/her/its Jilin ADSs should contact The Bank of New York, ADR Department, by telephone at +1-888-269-2377 or at 101 Barclay Street 22nd Floor West, New York, New York 10286.